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                    February 2, 2022

       Wessel Booysen
       Chief Financial Officer
       Charlotte's Web Holdings, Inc.
       1801 California Street
       Suite 4800
       Denver, CO 80202

                                                        Re: Charlotte's Web
Holdings, Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            January 25, 2022
                                                            File No. 000-56364

       Dear Mr. Booysen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Thomas Rose, Esq.